Exhibit B

GUIDESTONE FUNDS

Approval of Addition of Funds to Fidelity Bond Policy

RESOLVED, that the addition of the MyDestination 2005 Fund, MyDestination 2015 Fund, MyDestination 2025 Fund, MyDestination 2035 Fund and MyDestination 2045 Fund, (each a “Fund” together the “Funds”) to the Fidelity Bond Policy of the GuideStone Funds (the “Trust”) be, and it hereby is, approved by a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”); and it is further

RESOLVED, that the addition of the Global Bond Fund to the Fidelity Bond Policy of the Trust be, and it hereby is, approved by a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of GuideStone Funds (the “Trust”) within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”); and it is further

RESOLVED, that the addition of the Real Estate Securities Fund to the Fidelity Bond Policy of the Trust be, and it hereby is, approved by a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of GuideStone Funds (the “Trust”) within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”); and it is further

RESOLVED, that the Secretary or any Assistant Secretary of the Trust be, and each of them hereby is, designated, authorized and directed to file the Bond with the SEC and give notice required under paragraph (g) of Rule 17g-1 under the 1940 Act.